UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2003

SIMULA, INC.

(Exact name of registrant as specified in its chapter)

Arizona	1-12410	86-0320129

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7822 South 46th Street	Phoenix, Arizona	85044

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 643-7233

2625 South Plaza Drive, Suite 100, Tempe, Arizona   85282
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On December 4, 2003, Simula, Inc., an Arizona corporation (the “Company”), disclosed the merger consideration payable to shareholders in connection with the pending merger with Armor Holdings, Inc. (NYSE: AH). Armor Holdings will acquire Simula for $110.5 million, subject to adjustment pursuant to the terms of the merger agreement. After payment of outstanding indebtedness and expenses, Simula said that the merger consideration payable to shareholders at closing pursuant to the merger agreement will be $43.5 million or $3.21 per share. The merger consideration will be paid in cash. Comprehensive information on the merger and merger consideration is set out in Simula’s proxy statement dated November 10, 2003, filed with the Securities and Exchange Commission, and available on Simula’s website at www.simula.com.

Simula will hold a special meeting of its shareholders to vote upon a proposal to approve and adopt the merger agreement and approve the merger on December 5, 2003.

“Simula’s Board is pleased to recommend to our shareholders the approval of the merger,” said Brad Forst. “In the last 3 1/2 years we have focused the Company, almost tripled shareholder value, and now have secured the Company’s future through this merger with Armor Holdings. We think this is an excellent result for Simula and our shareholders, customers, employees and community,” he said.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are included pursuant to Item 601 of Regulation S-K.

No.	Description

99.1	Press Release, dated December 4, 2003, issued by Simula, Inc. to provide update to estimated merger consideration

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMULA, INC.

Dated: December 4, 2003	/s/ John A. Jenson

Chief Financial Officer

EXHIBIT INDEX

Exhibits. The following exhibit is included pursuant to Item 601 of Regulation S-K

No.	Description

99.1	Press Release, dated December 4, 2003, issued by Simula, Inc. to provide update to estimated merger consideration

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